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                            EXHIBIT 11 TO FORM 10-K

                            UMB FINANCIAL CORPORATION

                            Computation of Earnings Per Share



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

                                            1997         1996        1995
                                            ----         ----        ----
Net income divided by                    $61,704,000  $57,532,000  $52,176,000

Weighted average shares outstanding       20,439,975   20,925,544   22,622,923

Basic earnings per share                       $3.02        $2.75        $2.29
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